Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of May 4, 2016 (the “Effective Date”), by and between GI Dynamics, Inc. a Delaware corporation, with its principal place of business being 25 Hartwell Avenue, Lexington, MA 02421 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to endoscopically delivered device therapy for the treatment of metabolic disorders like diabetes; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A.

2.	Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon fifteen (15) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:	GI Dynamics, Inc.
25 Hartwell Avenue
Lexington, MA 02421
Attention: Accounts Payable
ap@gidynamics.com

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	Betsy Sherr
bsherr@danforthadvisors.com
(508) 277-0031
Danforth Advisors
PO Box 335
Southborough, MA 01772

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue through the anniversary of such date in the next calendar year (the “Term”). This Agreement may be extended for an additional period by mutual written agreement. This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon thirty (30) days prior written notice to the other Party; or (b) without cause upon sixty (60) days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.	Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to

Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company, shall not be used for any purpose other than providing the Services to the Company hereunder and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality, and shall be responsible for such person’s compliance with the terms of this Agreement. The above provisions regarding confidentiality and non-use shall survive for a period of five (5) years following any termination or expiration of this Agreement.

8.

Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Without limiting the foregoing, Danforth also acknowledges that all original works of authorship which are made by Danforth (solely or jointly with others) within the scope of the Services hereunder or which relate to the business of the Company and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). Danforth hereby assigns to the Company all of Danforth’s right, title and interest in and to all such Inventions and original works of authorship and hereby agrees to maintain and furnish to the Company complete and current records of all such Inventions and original works of authorship and disclose to the Company in writing any such Inventions. Danforth hereby agrees that Danforth shall fully cooperate with the Company, its attorneys and agents, at the Company’s expense, in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company’s rights in and to any such Inventions and original works of authorship. In the event that Danforth is requested in any proceeding to disclose any Confidential Information, Danforth shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Danforth is nonetheless compelled by order or subpoena of any court or tribunal of competent jurisdiction to disclose Confidential Information, Danforth may disclose such information without liability hereunder; provided, however, that Danforth shall give the Company notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and uses its reasonable best efforts to obtain assurances that confidential treatment shall be accorded to such Confidential Information. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three (3) months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.	Non Solicitation. All personnel representing Danforth are contracted agents of Danforth. As such, they are obligated to provide the Services to the Company and are obligated to Danforth under confidentiality, non-compete, and non-solicitation agreements. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are contracted agents of Danforth and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to equal to thirty percent (30%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.	Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date applicant(s) are submitted to the Company by Danforth. Such payment is due within thirty (30) days following the employee’s completion of six months of continuous employment by the Company.

11.

No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.	Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or any of its subcontractors. The Company will endeavor to add Consultant and any applicable subcontractor to its insurance policies as additional insureds.

13.	Independent Contractor; No Conflict. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant. Danforth hereby represents and warrants that (i) Danforth has no commitments or obligations inconsistent or conflicting with this Agreement; and (ii) the performance by Danforth of the Services within the Field of Interest do not as of the Effective Date and shall not at any time during the Term conflict with, breach or violate any covenants or agreements regarding, or otherwise overlap, any field in which Danforth is currently otherwise performing services to any third party.

14.	Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

15.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Scott Schorer
Title:	Chief Executive Officer
Address:	25 Hartwell Ave.
Lexington, MA 02421
Phone:	(774) 454-7407
E-mail:	sschorer2@gmail.com

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Partner
Address:	91 Middle Road
Southborough, MA 01772
Phone:	(617) 686-7679
E-mail:	gbeloff@danforthadvisors.com

16.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

17.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		GI DYNAMICS, INC.

By:	/s/ GREGG BELOFF	By:	/s/ SCOTT SCHORER
Print Name:	Gregg Beloff	Print Name:	Scott Schorer
Title:	Managing Director	Title:	CEO
Date:	5/4/16	Date:	5/4/16

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, certain of which are set forth below.

Senior Advisor Services:

•	Participate in longer-term strategic planning process

•	Participate in financing activities, including additional capital raises and/or debt and equity restructurings

•	Oversee the finance and accounting functions, including the Danforth engagement team

•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance

CFO Services:

•	Support strategic business planning

•	Support fundraising activities

•	Provide finance support for operational planning

•	Lead cost reduction planning and implementation

•	Assist with corporate and business development/licensing initiatives

•	Perform financial modeling, planning and analysis

•	Oversight and review of public company filings, financial statements, and regulatory compliance

•	Lead the Company’s annual audit

•	Support investor relations activities, as appropriate

•	Strategic opportunity assessment

•	Stock option plan management

•	Capitalization table management

Human Resources Services:

As needed to support the growth and needs of the organization, Danforth will provide a Human Resources specialist who could provide:

•	HR audits to ensure legal compliance

•	Policy and handbook development

•	Benefit selection including establishment of 401(k) plans

•	Recruiting for key positions

•	Creation of compensation plans

•	Defining the culture of company

•	Talent evaluation

•	HR Preparation for potential liquidly events (purchase /IPO)

Ancillary Services:

SEC Support Services:

As needed and as requested by the Company, Danforth shall provide senior level accounting and finance support, which many include items such as management of an audit, preparation of financial statement for SEC filings, IPO readiness planning, Sarbanes-Oxley implementation, systems implementations, etc.

Financial Planning & Analysis Services:

As needed to support ongoing operations or specific strategic and/or financing initiatives, Danforth will provide an FP&A specialist to prepare budgets, forecasts, and/or cost analyses, perform deal analyses, develop financial projections related to strategic alternatives and support investor/analyst communications, and complete other tasks consistent with financial planning and analysis activities.

Technical Accounting Services:

As needed to support the financial and regulatory strategy, Danforth will provide a technical accounting specialist to address technical accounting needs that may arise, including without limitation drafting memos to describe the treatment of complex topics such as revenue recognition and accounting for complex debt and equity instruments.

Fees:

Senior Advisor: Daniel Geffken	$300/hour
CFO: James Murphy	$275/hour
Human Resources: Dan Gauthier	$200/hour

SEC Support:	Varies
FP&A: Slava Burdman	$185/hour
Technical Accounting:	$275/hour

Equity Compensation

On May 2, 2016 or, if later, the date on which this Agreement is executed (the “Issue Date”), the Company will issue Danforth a common stock purchase warrant under the following terms:

•	The warrant will entitle Danforth to purchase up to 28,532 shares of the Company’s common stock

•	The warrant will have an exercise price equal to the Fair Market Value of the Company’s common stock on the Issue Date (based upon the closing price of the Company’s CDIs on the Australian Securities Exchange on such date, after giving effect to the AUD/USD exchange rate then in effect and the 50-for-1 ratio of CDIs to shares of Common Stock).

•	The warrant shall vest on a monthly basis over two years in equal monthly increments, rounded to the nearest whole share.

•	The warrant will have a term of 5 years from the Issue Date.